Exhibit 10.75

Schedule of Amendment to Omitted Credit Agreements

In accordance with Instruction 2 to Item 601(a) of Regulation S-K, the Credit Agreement between the Company and LENSAR, Inc., (LENSAR) dated October 1, 2013 (the LENSAR Credit Agreement), was not filed because it is substantially similar to the form of credit agreement that was filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed on March 3, 2014. The Company has previously summarized (i) the LENSAR Credit Agreement (as part of the same exhibit) and (ii) the Amended and Restated LENSAR Credit Agreement (as exhibit 10.71 to the Company’s Form 10-K filed February 23, 2016) the material details in which the omitted credit agreements differed from the form of credit agreement. On December 15, 2016 the Company and LENSAR entered into a second amended and restated LENSAR Credit Agreement (the Amendment). The following schedule sets forth the material details in which the omitted Amendments further modify the form of credit agreement that was filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed on March 3, 2014.

Execution Date	Borrower	Maturity Date	Amount Funded at Closing	Additional Available Credit	Additional Available Credit Funding Conditions	Outstanding Borrowings Interest Rate Per Annum	Interest Only Period	Principal Repayment Schedule	Change of Control Fee
December 16, 2016	LENSAR, Inc. (successor to LENSAR,LLC)	No change (December 15, 2020)	The Borrower is assuming $48.9 million in obligations outstanding under the previously amended and restated credit agreement.	None	Not applicable.	No change to interest rate; however, the Borrower no longer has the option to elect to pay interest in kind	No longer applicable	The full amount of the outstanding loans is due on the Maturity Date	No longer applicable